Exhibit 99.1

                                                                October 30, 2003

FOR IMMEDIATE RELEASE
Contact:  Laura Ulbrandt (212) 460-1900

              LEUCADIA NATIONAL CORPORATION EXTENDS EXCHANGE OFFER
             PERIOD FOR SHARES OF WILTEL COMMUNICATIONS GROUP, INC.

Leucadia National Corporation (LUK - NYSE and PCX) announced today that it has extended the expiration date for its exchange offer for the outstanding shares of common stock of WilTel Communications Group, Inc. (WTEL - Nasdaq). The new expiration date is Wednesday, November 5, 2003 at 5:00 p.m., New York City time. As of the previous expiration date of 5:00 p.m., New York City time, on October 30, 2003, 22,406,339 shares of WilTel common stock had been tendered, representing approximately 85.2% of the outstanding WilTel common stock not already owned by Leucadia. Subject to the terms of the Leucadia-WilTel merger agreement, Leucadia may extend the period of the exchange offer to a later date.

Leucadia is offering 0.4242 of a Leucadia common share and one contingent sale right for each share of WilTel common stock tendered, on the terms and subject to the conditions described in the offer documents. Copies of the offer documents may be obtained at no charge from the website maintained by the Securities and Exchange Commission ("SEC") at www.sec.gov. WilTel stockholders can call Innisfree M&A Incorporated, the information agent for the offer, toll free at (888) 750-5834 (banks and brokers may call collect at 212-750-5833) with questions relating to the offer.

Leucadia has obtained all required approvals of the FCC for the transaction, and expects that FCC public notice formally announcing the final approval will be released on or before November 5, 2003.

A registration statement relating to the Leucadia common shares being offered has been filed with the SEC but has not yet become effective. The Leucadia common shares may not be sold nor may offers to buy be accepted prior to the time the Registration Statement is declared effective by the SEC. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Leucadia common shares in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offer may only be made pursuant to the Offer to Exchange/Prospectus and the accompanying Letter of Transmittal.

This news release may contain "forward-looking statements" as defined by federal law. Although Leucadia believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Leucadia assumes no obligation to update those statements to reflect actual results, changes in assumptions and other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Additional information that could lead to material changes in performance is contained in filings with the SEC made by Leucadia.